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Destination XL Group, Inc. Reports First-Quarter 2016 Financial Results

+5.8% DXL Comparable Store Sales Increase, Building On +8.7% Comp Increase in First Quarter 2015;

Company Affirms Sales and Earnings Guidance for Fiscal 2016

CANTON, Mass., May 20, 2016 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the first quarter of fiscal 2016.

First-Quarter Fiscal 2016 Highlights

•	Total comparable sales increased +2.0% versus +5.5% in prior-year quarter
•	144 DXL retail stores, open at least 13 months, had a +5.8% comparable sales increase on top of +8.7% in the prior-year quarter
•	Net income of $0.2 million versus net loss of $(0.6) million in the prior-year quarter
•	EBITDA of $8.4 million versus $6.8 million in the prior-year quarter
•	Sales per square foot for the DXL retail stores, on a rolling 12-month basis, were $179, compared with $168 for the prior-year quarter

Management Comments

“Our first-quarter results demonstrate the continued strength of the DXL concept, which drove solid growth in sales and profitability even as persistent cooler weather affected much of the retail apparel industry,” said President and CEO David Levin. “Our DXL retail stores delivered a sales comp of 5.8% on top of 8.7% in the first quarter last year. These results prove, once again, that the DXL operating model delivers stable and consistent increases in both sales and profitability.

“Our marketing campaign for the spring season kicked off with the NFL draft on April 28 and will run through Father’s Day in June,” Levin added. “We continue to realize efficiencies in our marketing spend, which has allowed us to reduce advertising and promotion gradually, both in real dollars and as a percentage of sales. Our overall higher level of awareness has led to a 6.9% increase in our Casual Male customer conversion rate to DXL, while also raising the end-of-rack customer’s share of our bottoms business to 43.2%.

“Despite a slow start in certain warm weather categories, we remain upbeat in our outlook for 2016.  Our customer is a need-based shopper whose behavior is directly influenced by the changing seasons.  We are confident in our merchandise assortments, and we expect sales growth to improve in the second quarter with the arrival of a consistent, warmer weather pattern, which will drive traffic to both our stores and website,” Levin concluded.

First-Quarter 2016 Results

Sales

For the first quarter of fiscal 2016, total sales rose 3.3% to $107.9 million from $104.4 million in the first quarter of fiscal 2015. The increase of $3.5 million in total sales was primarily driven by a comparable sales increase of $2.9 million, or 5.8%, from our DXL stores. On a comparable basis, total transactions in the Company’s DXL stores were up 3.4% over the prior-year first quarter.

Gross Margin

For the first quarter of fiscal 2016, gross margin, inclusive of occupancy costs, was 46.1%, compared with gross margin of 46.2% for the first quarter of fiscal 2015. The decrease of 10 basis points was the result of a 10-basis-point increase in occupancy costs as a percentage of total sales. Merchandise margins remained flat with last year’s first quarter.

Selling, General & Administrative

SG&A expenses for the first quarter of fiscal 2016 were 38.3% of sales, compared with 39.7% in the first quarter of fiscal 2015. On a dollar basis, SG&A expense declined $100,000 from the same quarter a year ago. Increased store payroll expenses were more than offset by declines in store opening expenses and advertising expense.

EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, for the first quarter of fiscal 2016 were $8.4 million, compared with $6.8 million for the first quarter of fiscal 2015. The improvement was primarily driven by an increase in sales from the same quarter of the prior year.

Net Income

Net income for the first quarter of fiscal 2016 was $0.2 million, or $0.00 per diluted share, compared with a net loss of $(0.6) million, or $(0.01) per diluted share, for the first quarter of fiscal 2015. On a non-GAAP basis, assuming a normalized tax rate of 40%, adjusted net income (loss) for the first quarter of fiscal 2016 and fiscal 2015 was $0.00 per diluted share and $(0.01) per diluted share, respectively.

Cash Flow

Cash Flow used for operations for the first quarter of fiscal 2016 was $(5.0) million, compared with cash flow used for operations of $(8.0) million for the first quarter of fiscal 2015. Capital expenditures for the first three months of fiscal 2016 of $6.1 million consisted of $4.6 million for new DXL stores and $1.5 million for infrastructure projects. Capital expenditures for the first quarter of fiscal 2015 of $9.6 million consisted of $7.3 million for new DXL stores and $2.3 million for infrastructure projects. Free cash flow, before DXL capital expenditures, a non-GAAP measure, improved $3.7 million from the first quarter of fiscal 2015. Certain amounts in the following table may not foot due to rounding:

	For the three months ended
(in millions)	April 30, 2016	May 2, 2015
Cash flow from operating activities (GAAP basis)	$(5.0)	$(8.0)
Capital expenditures, infrastructure projects	(1.5)	(2.3)
Free Cash Flow, before DXL capital expenditures	$(6.5)	$(10.2)
Capital expenditures for DXL stores	(4.6)	(7.3)
Free Cash Flow (non-GAAP basis)	$(11.1)	$(17.5)

We believe it is important to distinguish between capital expenditures for DXL stores, which is a discretionary investment, and capital expenditures for infrastructure projects. Capital expenditures on all new DXL stores are subject to demanding ROIC (“Return on Invested Capital”) hurdles, and the achievement of these hurdles has been a significant contributor to our continued improvement in EBITDA. We believe free cash flow before DXL capital expenditures is an important metric, because it demonstrates our ability to strengthen liquidity while also contributing to the funding of DXL store growth.

Non-GAAP measures

EBITDA, adjusted net income (loss) per share, free cash flow and free cash flow before DXL capital expenditures are non-GAAP financial measures. Please see “Non-GAAP Measures” below and a reconciliation of these non-GAAP measures to the comparable GAAP measures that follows the table below.

Balance Sheet & Liquidity

At April 30, 2016, the Company had cash and cash equivalents of $5.9 million. Total debt at April 30, 2016 was $79.9 million. Total debt consisted of $55.7 million outstanding under the Company’s credit facility, net of unamortized debt issuance costs, and approximately $24.2 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. At April 30, 2016, the Company had $55.0 million of excess availability under its credit facility.

Inventory was $125.8 million at April 30, 2016, compared with $125.0 million at January 30, 2016 and $123.8 million at May 2, 2015. The increase in inventory compared with both year end and last year’s first quarter is due to an increase in total store square footage and the higher mix of branded product, as a result of having more DXL stores open. Clearance inventory represented 8.7% of total inventory in the first quarter of fiscal 2016, compared with 8.2% of total inventory in the first quarter of fiscal 2015.

The Company is reviewing its inventory management procedures and is making several changes to streamline operations at its distribution center, including tighter controls over the number of merchandise weeks of supply and improvements in inventory receipt flow. The Company believes an optimized inventory structure will improve its working capital position by at least $5.0 million in fiscal 2016 without jeopardizing sales from out-of-stock positions.

Retail Store Information

For the first quarter of fiscal 2016, the Company opened 5 new DXL stores, which included 1 outlet:

	Year End 2014		Year End 2015		At April 30, 2016		Year End 2016E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	138	1,179	166	1,369	170	1,392	194	1,548
DXL outlets	2	12	9	45	10	50	12	60
CMXL retail	157	557	125	443	121	431	99	353
CMXL outlets	48	153	40	126	39	123	37	117
Rochester Clothing	8	74	5	51	5	51	5	51
Total	353	1,975	345	2,034	345	2,047	347	2,129

Fiscal 2016 Outlook

The Company's current sales and earnings guidance for fiscal 2016 is still within the original guidance previously provided. In addition, as a result of its plan to actively increase inventory turnover, the Company has raised its cash flow guidance. The Company now expects:

•	Total sales in the range of $465.0 to $472.0 million (unchanged).
•	A total comparable sales increase in the range of 4.8% to 5.5% (unchanged).
•	Gross profit margin in the range of 46.2% to 46.5% (unchanged).
•	EBITDA in the range of $31.0 to $35.0 million (unchanged).
•

A net loss of $(0.09) per diluted share to breakeven (unchanged). On a non-GAAP basis, an adjusted net loss of $(0.05) per diluted share to breakeven (unchanged). This guidance is presented on a non-GAAP basis for comparative purposes to fiscal 2015 earnings, assuming a normal tax benefit of approximately 40%. The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2016 and will not recognize any income tax benefit on its operating loss in fiscal 2016.

•	To open approximately 28 DXL retail and 3 DXL outlet stores and close approximately 26 Casual Male XL retail stores and 3 Casual Male XL outlet stores (unchanged).
•	Capital expenditures of approximately $30.0 million in fiscal 2016, with approximately $20.6 million invested in new DXL stores (unchanged).
•	Borrowings at the end of fiscal 2016 in the range of $59.0 million to $64.0 million (a decrease from the Company’s original guidance of $64.0 million to $69.0 million).
•

Free cash flow before DXL capital expenditures of approximately $25.6 million to $30.6 million (an increase from the Company’s original guidance of $20.6 million to $25.6 million), resulting in total free cash flow in the range of $5.0 million to $10.0 million (an increase from the Company’s previous guidance of breakeven to $5.0 million).

Conference Call

The Company will hold a conference call to review its financial results today, Friday, May 20, 2016 at

9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 430-8694. Please reference conference ID:  1866427. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release refers to free cash flow, free cash flow before DXL capital expenditures, EBITDA and adjusted net income (loss) per diluted share.  The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), earnings (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements.

The Company calculates free cash flow as cash flow from operating activities less capital expenditures.  The free cash flow presentation separates DXL capital expenditures from its other infrastructure projects.  EBITDA is calculated as earnings before interest, taxes, depreciation and amortization. Adjusted net income (loss) per diluted share has been adjusted for a normal tax rate, assuming 40%.  Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and London, England. The retailer operates under five brands: Destination XL®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to cash flows, gross profit margins, store counts, capital expenditures, debt levels, sales, EBITDA, and earnings for fiscal 2016, the expected impact of inventory management improvements on working capital in fiscal 2016, the Company’s ability to execute on its strategic plan and the effectiveness of the Destination XL concept. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 18, 2016, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends  and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended
	April 30, 2016	May 2, 2015
Sales	$107,891	$104,405
Cost of goods sold including occupancy	58,125	56,166
Gross profit	49,766	48,239

Expenses:
Selling, general and administrative	41,369	41,469
Depreciation and amortization	7,342	6,522
Total expenses	48,711	47,991

Operating income	1,055	248

Interest expense, net	(784)	(761)

Income (loss) before provision for income taxes	271	(513)
Provision for income taxes	57	61

Net income (loss)	$214	$(574)

Net income (loss) per share - basic and diluted:
Basic	$0.00	$(0.01)
Diluted	$0.00	$(0.01)

Weighted-average number of common shares outstanding:
Basic	49,513	49,019
Diluted	49,880	49,019

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
April 30, 2016, January 30, 2016 and May 2, 2015
(In thousands)
(unaudited)

	April 30,	January 30,	May 2,
	2016	2016	2015
ASSETS

Cash and cash equivalents	$5,853	$5,170	$6,553
Inventories	125,788	125,014	123,772
Other current assets	13,768	12,975	16,174
Property and equipment, net	124,070	124,962	123,888
Intangible assets	2,552	2,669	3,139
Other assets	3,718	3,557	3,848
Total assets	$275,749	$274,347	$277,374

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$92,163	$103,147	$96,939
Long-term debt	24,247	26,158	31,675
Borrowings under credit facility	55,741	41,984	40,143
Deferred gain on sale-leaseback	14,288	14,654	15,753
Stockholders' equity	89,310	88,404	92,864
Total liabilities and stockholders' equity	$275,749	$274,347	$277,374

Certain columns in the following tables may not foot due to rounding

GAAP TO NON-GAAP RECONCILIATION OF EBITDA
	For the three months ended
	April 30, 2016	May 2, 2015
(in millions)
Net income (loss), GAAP basis	$0.2	$(0.6)
Add back:
Provision for income taxes	0.1	0.1
Interest expense	0.8	0.8
Depreciation and amortization	7.3	6.5
EBITDA, non-GAAP basis	$8.4	$6.8

GAAP TO NON-GAAP RECONCILIATION OF NET LOSS

	For the three months ended
	April 30, 2016		May 2, 2015
	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net income (loss), GAAP basis	$214	$0.00	$(574)	$(0.01)

Add back: Actual income tax provision	57		61
Income tax benefit, assuming normal tax rate of 40%	(108)		205

Adjusted net income (loss), non-GAAP basis	$163	$0.00	$(308)	$(0.01)

Weighted average number of common shares outstanding on a diluted basis		49,880		49,019

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the three months ended		Projected
(in millions)	April 30, 2016	May 2, 2015	Fiscal 2016
Cash flow from operating activities (GAAP basis)	$(5.0)	$(8.0)	$35.0-$40.0
Capital expenditures, infrastructure projects	(1.5)	(2.3)	(9.4)
Free Cash Flow, before DXL capital expenditures	$(6.5)	$(10.2)	$25.6-$30.6
Capital expenditures for DXL stores	(4.6)	(7.3)	(20.6)
Free Cash Flow (non-GAAP basis)	$(11.1)	$(17.5)	$5.0-$10.0